SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14 (a) of the Securities Exchange Act of 1934
(Amendment No. )

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SUN HEALTHCARE GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Sun Healthcare Group, Inc. Logo]

Sun Healthcare Group, Inc.
101 Sun Avenue, N.E.
Albuquerque, New Mexico 87109

October 4, 2002

Dear Stockholder:

     On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2002 Annual Meeting of Stockholders of Sun Healthcare Group, Inc. The meeting will be held on Tuesday, October 29, 2002 at the Irvine Marriott, 18000 Von Karman, Irvine, California 92612 at 8:00 a.m., local time.

     The business to be conducted at the meeting is outlined in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you plan to attend the meeting in person, your shares should be represented and voted at the meeting. Accordingly, after reading the enclosed Proxy Statement, please complete, sign, date and promptly return the proxy in the enclosed self-addressed envelope. No postage is required if it is mailed in the United States. If you later decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

     We look forward to seeing you on October 29.

Sincerely, /s/ Richard K. Matros
Richard K. Matros
Chairman of the Board
and Chief Executive Officer

SUN HEALTHCARE GROUP, INC.
101 Sun Avenue, N.E.
Albuquerque, New Mexico 87109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 29, 2002

To the Stockholders of Sun Healthcare Group, Inc.:

     The 2002 Annual Meeting of Stockholders of Sun Healthcare Group, Inc., a Delaware corporation, will be held on Tuesday, October 29, 2002 at the Irvine Marriott, 18000 Von Karman, Irvine, California 92612 at 8:00 a.m., local time, to consider and vote on the following matters described in the attached proxy statement:
1.	To approve the Sun Healthcare Group, Inc. Amended and Restated 2002 Non-Employee Director Equity Incentive Plan;
2.	To ratify the appointment of Ernst & Young LLP as independent public accountants of Sun for the fiscal year ending December 31, 2002; and
3.	To transact such other business as may properly come before Sun's Annual Meeting, or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on September 18, 2002 as the record date for determining stockholders entitled to receive notice of and to vote at the meeting and at any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed envelope. If you attend the Annual Meeting and wish to vote your own shares in person, you may withdraw your proxy at that time.

For the Board of Directors, /s/ Steven A. Roseman
Steven A. Roseman
Executive Vice President, General Counsel
and Secretary

October 4, 2002

SUN HEALTHCARE GROUP, INC.
101 Sun Avenue, N.E.
Albuquerque, NM 87109
______________

PROXY STATEMENT
______________

INTRODUCTION

     This Proxy Statement is furnished by the Board of Directors of Sun Healthcare Group, Inc., a Delaware corporation ("Sun"), in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, October 29, 2002 at the Irvine Marriott, 18000 Von Karman, Irvine, California 92612 at 8:00 a.m., local time, and at any and all adjournments or postponements thereof. This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are first being mailed to Sun's stockholders on or about October 4, 2002.

Proxy Procedures

     The persons named to serve as proxy holders were selected by the Board of Directors of Sun. If a proxy card is properly executed and returned before the Annual Meeting, and not revoked, all shares represented thereby will be voted at the Annual Meeting, including any adjournments thereof. If a proxy card specifies the manner in which shares are to be voted, the shares will be voted in accordance with such specifications. If no such specification is made on a proxy card that is signed and returned, such shares will be voted as recommended in this Proxy Statement by the Board of Directors. As to any other business that may properly come before the meeting, the persons named in the accompanying proxy card will vote the shares in accordance with their best judgment. Sun does not presently know of any other business to come before the meeting.

     Execution of a proxy card will not in any way affect a stockholder's right to attend the meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Sun an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     Sun will pay the cost of solicitation of proxies. In addition, Sun may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for expenses incurred in forwarding solicitation materials to the beneficial holders of stock held of record by such persons. Although it is contemplated that proxies will be solicited primarily through the mail, Sun may use its directors, officers and employees, without additional compensation, to conduct solicitation by telephone, facsimile and other means.

Outstanding Shares and Voting Rights

     At the close of business on September 18, 2002, there were outstanding 9,260,124 shares of Sun's common stock, par value $.01 per share (the "Common Stock"). Only the holders of Common Stock on September 18, 2002, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the meeting.

     The persons appointed by Sun to act as election inspectors for the Annual Meeting will count votes cast by proxy or in person at the Annual Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A "broker non-vote" occurs when a broker votes on some matters on a proxy card but not on others because the broker does not have discretionary power to vote on a particular matter. Abstentions and broker non-votes, however, do not constitute votes "for" or "against" any matter proposed for consideration at the Annual Meeting of Stockholders and thus will be disregarded and have no effect in the calculation of "votes cast" with respect to such matters and, accordingly, will not affect the outcome of the vote.

     Each matter to be submitted to a vote of the stockholders at the Annual Meeting must receive an affirmative vote by a majority of the votes cast to be approved.

PROPOSAL ONE

APPROVAL OF AMENDED AND RESTATED 2002
NON-EMPLOYEE DIRECTOR EQUITY INCENTIVE PLAN

     The Board of Directors adopted the 2002 Non-Employee Director Equity Incentive Plan on March 26, 2002, and amended and restated the 2002 Non-Employee Director Equity Incentive Plan on August 1, 2002 (as amended and restated, the "Director Plan"). As of September 18, 2002, an aggregate of 160,000 shares of Sun's Common Stock was reserved for issuance under the Director Plan. The purpose of the Director Plan is to attract highly qualified individuals to serve as members of the Board of Directors and enable them to increase their ownership in Sun's common stock. Sun does not have any other stock option plans under which its non-employee directors can participate.

     Sun intends to register the 160,000 shares on a Registration Statement on Form S-8 under the Securities Act of 1933 after receiving stockholder approval.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

Summary of the 2002 Director Plan Terms

     The following summary of the Director Plan is qualified in its entirety by the specific language of the Director Plan, a copy of which will be made available to any stockholder upon written request.

     Administration.    The Compensation Committee of the Board of Directors administers the Director Plan, or in the absence of the committee the Board shall administer the Director Plan.

     Duration of the Director Plan.    No stock options shall be granted under the Director Plan after the earlier of March 26, 2012, the Board's termination of the Director Plan, or the issuance of all of the shares reserved under the Director Plan.

     Eligibility.    Only members of Sun's Board of Directors who are not current or former employees of Sun are eligible to receive options to purchase shares of Common Stock under the Director Plan. As of September 18, 2002, eight non-employee directors were eligible to participate in the Director Plan.

     Stock Option Awards.    All options granted under the Director Plan are nonqualified stock options. Upon the initial adoption of the Director Plan on March 26, 2002, pursuant to the terms of the Director Plan, each non-employee director was automatically granted a nonqualified stock option to purchase 3,000 shares of Sun's common stock. The Compensation Committee has the authority to grant additional nonqualified stock options to the non-employee directors. On August 1, 2002, the Compensation Committee granted to each non-employee director an additional nonqualified stock option to purchase 7,000 shares of Sun Common Stock.

     As of September 18, 2002, 80,000 option shares have been granted under the Director Plan, all of which remain unexercised and each of which has an exercise price of $27.00 per share. Options for an aggregate of 80,000 shares remain available for grant under the Director Plan.

     A stock option granted under the Director Plan becomes vested and exercisable for 25% of the underlying shares on each of the first four anniversaries of the date of grant. In the event of any merger, reorganization, or sale of substantially all of Sun's assets, in which there is a change-in-control of Sun, all option shares issued under the Director Plan shall be immediately and fully vested. If a non-employee director becomes an employee of Sun, the shares shall continue to vest on the schedule listed above during the recipient's employment with Sun. Appropriate adjustments are made to any outstanding options in the event of a stock dividend, stock split, or other change in the capital structure of Sun; however, no adjustments will be made in the number and class of shares subject to future initial option or annual option grants.

     Stock options granted under the Director Plan shall expire on the earlier of seven years from the date of grant, three months after cessation of services as a non-employee director (other than as a result of death or retirement) or one year of cessation of services as a non-employee director as a result of death or retirement.

     Amendments.    Subject to certain limitations, the Board may at any time amend or terminate the Director Plan, except that stockholder approval is required to increase the number of shares authorized for issuance under the Director Plan, to expand the class of persons eligible to receive an option grant under the Director Plan, and to take certain other actions. However, the rights of a recipient of a grant under the Director Plan prior to any such action by the Board may not be impaired without the recipient's consent.

Summary of Federal Income Tax Consequences of the Director Plan

     The following summary is intended only as a general guide as to the federal income tax consequences under current law of options granted pursuant to the Director Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules or their application or effect is applicable.

     Options granted pursuant to the Director Plan are nonqualified stock options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income on the excess of the fair market value on the date of exercise over the option exercise price. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than twelve months. In the event of a same-day sale of the option, the optionee recognizes ordinary income on the difference between the option exercise price and the sale price. No tax deduction is available to Sun with respect to the grant of the option or the sale of stock acquired upon exercise of the option. Sun should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the nonqualified stock option. Generally, the recipients will be subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934.

Specific Benefits

     For information regarding options and restricted stock awards granted to executive officers of the Company, see the material under the heading "Executive Compensation" following this discussion. Only non-employee directors will be eligible for awards under the Director Plan. Officers and employees of the Company are not eligible. As described above, options covering 80,000 shares have been granted to non-employee directors under the Director Plan. The number and amount or options to be received by or allocated to eligible persons under the Director Plan in the future cannot be determined at this time and in general will fluctuate depending on, among other criteria, each director's service and our future Board composition. The number of shares to be granted in the future to non-employee directors will be determined at the discretion of the Board and the Compensation Committee.

     The options covering 80,000 shares that have been granted to non-employee directors under the Director Plan have been granted subject to stockholder approval of the Director Plan and will not be effective if the stockholders do not approve this proposal. Each of these options has a maximum term of seven years, a per share exercise price of $27.00, is scheduled to vest in 25% installments over four years, and has otherwise been granted on the terms and conditions described above. On September 18, 2002, the closing market price for Sun's Common Stock, which is reported under the symbol SUHG.OB, was $5.85.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans Approved by Shareholders

     Sun's stockholders have approved Sun's 2002 Management Equity Incentive Plan (the "Management Plan"). Sun currently uses the Management Plan for stock-based incentive awards to key employees and officers. The awards have been in the form of stock options and restricted stock.

Equity Compensation Plans Not Approved by Shareholders

     The Board of Directors adopted the 2002 Non-Employee Director Equity Incentive Plan on March 26, 2002 and amended and restated it on August 1, 2002 (as amended and restated, the "Director Plan"). As described above, the Director Plan allows for the granting of non-qualified stock options to non-employee members of Sun's Board of Directors.

Summary Table

     The following table sets forth, for each of Sun's equity compensation plans, the number of outstanding options grants and the number of shares remaining for issuance as of September 18, 2002.
EQUITY COMPENSATION PLANS
Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance

Plans Approved by Stockholders	700,000	$27.00	50,000

Plans Not Approved by Stockholders	80,000	$27.00	80,000

Total of All Plans	780,000	$27.00	130,000

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has appointed the firm of Ernst & Young LLP as the independent public accountants to audit the accounts of Sun and its subsidiaries for the year ended December 31, 2002. That appointment has also been confirmed and ratified by the Board of Directors and the Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP as Sun's independent public accountants.

     Although Sun's Bylaws do not require ratification of the selection of Ernst & Young LLP by stockholders, as a matter of good corporate practice, the Board is submitting the selection of Ernst & Young for stockholder approval. However, even if the stockholders ratify the selection, the Board of Directors, in its discretion, may still direct the appointment of new independent public accountants at any time during the year if the Board believes that such a change would be in the best interests of Sun and its stockholders.

     A representative of Ernst & Young LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

      Sun's independent public accountants for the year ended December 31, 2001 was Arthur Andersen LLP. Sun dismissed Arthur Andersen on June 8, 2002 and Sun engaged Ernst & Young on June 27, 2002. Andersen's report on the Company's financial statements for the periods ended February 28, 2002, December 31, 2001 and December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report for the year ended December 31, 2000 included three report modifications: (i) a matter of emphasis noting that the Company was the subject of Federal investigations, including allegations of inappropriate reimbursement for certain services, and other litigation, (ii) a change of the Company's method of accounting for costs of start-up activities effective January 1, 1999, and (iii) uncertainty as to the Company's ability to continue as a going concern. Andersen did not note the foregoing report modifications, or any other modifications, in its reports for periods ended December 31, 2001 or February 28, 2002.

     During the Company's two most recent fiscal years and the period from the end of the most recent fiscal year to the date of dismissal of Andersen, (i) there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to Andersen's satisfaction, would have caused Andersen to make reference to the subject matter of the disagreement(s) in connection with its report and (ii) there were no "reportable events" as such term is defined in Item 304(a) (1) (v) of Regulation S-K, except that Andersen issued a material weakness letter to the Company in July 2000 based upon the results of Andersen's audit of the Company's financial statements for the year ended December 31, 1999. The letter identified three material weaknesses in the Company's internal controls. The Company's Audit Committee discussed the weaknesses with management and Andersen. The Company took actions so that the material weaknesses were corrected to Andersen's satisfaction by March 2001. The Company has authorized Andersen to respond fully to any inquiries by the Company's successor independent accountants regarding the material weaknesses.

     The Board of Directors unanimously recommends that the stockholders vote "FOR" ratification of the selection of Ernst & Young LLP as independent public accountants for 2002.

AUDIT AND RELATED FEES

     The table below shows the fees that Sun paid or accrued for the audit and other services provided by Arthur Andersen LLP for fiscal year 2001. During 2001, Sun's Audit Committee determined that Arthur Andersen's provision of the non-audit services were compatible with maintaining Arthur Andersen's audit independence.

Audit Fees	$2,361,313
Financial Information Systems Design and Implementation Fees	N/A
All Other Fees	$2,064,368
Total	$4,425,681

     Audit Fees. This category includes the fees for the examination of Sun's consolidated financial statements and the quarterly reviews of interim financial statements. This category also includes advice on audit and accounting matters that arose during or as a result of the audit or the review of interim financial statements, and the preparation of an annual "management letter" on internal control matters.

     Financial Information Systems Design and Implementation Fees. Arthur Andersen did not bill Sun for financial information systems design and implementation during 2001.

     All Other Fees. This category includes the fees associated with Arthur Andersen's consulting services provided to Sun for the following: (i) bankruptcy reorganization, $1,013,088; (ii) tax matters, $558,034; (iii) real estate matters, $466,954; and (iv) miscellaneous matters, $26,292.

OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof and is voted upon, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and footnotes set forth certain information regarding the beneficial ownership of Common Stock as of September 18, 2002 by (i) each director, (ii) the most highly compensated executive officers for the year ended December 31, 2001 and (iii) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)		Percent of Class(1)

John W. Adams (2)	-		-
Gregory S. Anderson (2)	-		-
Chauncey J. Hunker (3)	-		-
Richard K. Matros (2)(3)	190,000	(4)	2.0%	(5)
Charles W. McQueary (2)	-		-
Robert F. Murphy (4)	-		-
John F. Nickoll (2)	1,002,688	(7)	10.8%	(5)
Sanjay H. Patel (2)	1,156,762	(8)	12.5%	(5)
Warren C. Schelling (4)	-		-
Jack Tindal (4)	-		-
Bruce C. Vladeck (2)	-		-
Steven L. Volla (2)	-		-
Milton J. Walters (2)	5,000		*
Mark G. Wimer (4)	-		-
Robert D. Woltil (4)	-		-
All directors and executive officers as a group (20 persons, including those named above) (10)	2,327,950	(7)(8)(9)	24.9%	(5)

_____________________

*        Less than 1.0%

(1)

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Options exercisable within 60 days of September 18, 2002 are deemed to be currently exercisable. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)	A member of Sun's Board of Directors.
(3)	A current executive officer of Sun.
(4)

Includes (i) 150,000 restricted shares awarded under the Company's 2002 Management Equity Incentive Plan which may be subject to a risk of forfeiture and (ii) 30,000 shares which could be purchased pursuant to stock options.

(5)

As of September 18, 2002, 9,260,124 shares of common stock had been issued under the Company's Plan of Reorganization, which provides for the issuance of approximately 10,150,000 shares in total. Upon issuance of the remaining shares, the beneficial ownership percentages would be as follows: Mr. Matros, 1.9%; Mr. Nickoll, 9.9%; Mr. Patel, 11.4%; and all directors and officers, 22.7%.

(6)	Messrs. Murphy, Schelling, Tindal, Wimer and Woltil are former executive officers of Sun.
(7)	Consists of shares held by The Foothill Group, Inc. and its affiliates, of which Mr. Nickoll is an executive officer. The shares are subject to shared voting and investment power. See table below.
(8)

Consists of shares held by GSCP Recovery, Inc., and its affiliates, of which Mr. Patel is an executive officer. The shares are subject to shared voting and dispositive power. Mr. Patel disclaims beneficial ownership of these securities. See table below.

(9)	Includes (i) 150,000 restricted shares awarded under the Company's 2002 Management Equity Incentive Plan and (ii) 90,000 shares that could be purchased pursuant to stock options.
(10)

Certain of the current executive officers of Sun hold the following shares as of September 18, 2002:
(i) Kevin W. Pendergest, Executive Vice President and Chief Financial Officer, 47,500 shares (in-
cluding 40,000 shares that could be purchased pursuant to stock options); (ii) Steven A. Roseman,
Executive Vice President, General Counsel and Secretary, 2,000 shares; and (iii) William A.
Mathies, 23,000 shares (including 20,000 shares that could be purchased pursuant to stock options).

     The following table and footnotes set forth certain information regarding the beneficial ownership of Common Stock as of September 18, 2002 by each person believed by the Company to be the beneficial owner of more than five percent of Common stock of the Company.
Name and Address of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class(1)
The Foothill Group, Inc. 2450 Colorado Avenue Suite 3000 Santa Monica, CA 90404	1,002,688 (2)	10.8% (3)
GSCP Recovery, Inc. 500 Campus Drive Suite 220 Florham Park, NJ 07932	1,156,762 (4)	12.5% (3)
JP Morgan Chase Bank 1 Chase Manhattan Plaza 8th Floor New York, NY 10081	507,174 (5)	5.5% (3)

(1)

Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have shared voting and investment power with respect to all shares of Common Stock beneficially owned.

(2)

Based on information included in Schedule 13G filed with the Commission on March 12, 2002. Consists of shares beneficially held by The Foothill Group, Inc., Foothills Partners III, L.P., Stearns Family Trust 2001, Dennis R. Ascher, Jeffrey T. Nikora Family Trust, John F. Nickoll Living Trust, Foothill Income Trust, L.P., FIT GP, LLC, Foothill Partners IV, L.P., and FP IV GP, LLC.

(3)

As of September 18, 2002, 9,260,124 shares of common stock have been issued pursuant to the Company's Plan of Reorganization, which provides for the issuance of approximately 10,150,000 shares in total. Upon issuance of the remaining shares, the beneficial ownership percentages would be as follows: Foothill Partners, 9.9%; GSCP Recovery, 11.4%; and JP Morgan, 5.0%.

(4)

Based on information included in Schedule 13D filed with the Commission on March 13, 2002. Consists of shares beneficially held by Greenwich Street Capital Partners II, L.P., GSCP (NJ), L.P., GSCP (NJ), Inc., Greenwich Street Investments II, L.L.C., GSC Recovery II, L.P., GSC Recovery II GP, L.P., GSC Recovery, Inc., GSC Recovery IIA, L.P. and GSC Recovery IIA GP, L.P.

(5)	Based on information provided by J.P. Morgan Chase Bank on September 18, 2002.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides information concerning employment compensation for services to the Company and its subsidiaries for the fiscal years shown for those persons (the "Named Executive Officers") who were, during the year ended December 31, 2001, (i) the individuals who served as chief executive officer, (ii) the other four most highly compensated executive officers of the Company and (iii) a former officer who would have been one of the most highly compensated officers but who was not with the Company on December 31, 2001.

Name and Principal Position	Year	Annual Compensation Salary Bonus		Long-Term Compensation Awards Securities Underlying Options (#)		All Other Compensation
Richard K. Matros (1) Chairman of the Board and Chief Executive Officer	2001 2000 1999	$ 85,000 - -	$ - - -	- - -		$ - - -
Warren C. Schelling Former Senior Vice President Ancillary Services	2001 2000 1999	340,808 320,008 320,008	200,000 150,000 -	- - 13,600	(2)	1,082 780 1,587	(3)
Robert F. Murphy Former General Counsel and Secretary	2001 2000 1999	313,905 285,012 285,012	113,359 - -	- - 11,200	(2)	1,187 1,097 2,458	(4)
Chauncey J. Hunker Corporate Compliance Officer	2001 2000 1999	234,790 182,288 133,500	29,700 28,100 9,938	- - 3,160	(2)	1,774 1,532 1,390	(5)
Mark G. Wimer (6) Former Chief Executive Officer and President	2001 2000 1999	691,875 596,255 450,008	389,424 - -	- - 16,960	(2)	899,007 2,092 3,313	(7)
Robert D. Woltil (8) Former Chief Financial Officer	2001 2000 1999	291,963 425,022 425,022	169,038 - -	- - 14,000	(2)	456,426 1,797 1,810	(9)
Jack Tindal Former Chief Administrative Officer	2001 2000 1999	183,343 206,373 154,508	78,179 - -	- - 2,960	(2)	1,923 1,745 1,550	(10)

______________________
(1)	Mr. Matros was appointed Chief Executive Officer of the Company on November 7, 2001.

(2)

Represents options issued by the Company in exchange for the cancellation of previously granted stock options in May 1999. The new options were later cancelled upon the Company's emergence from chapter 11 bankruptcy proceedings on February 28, 2002.

(3)	Consists of the cost of life insurance premiums paid on his behalf by the Company.

(4)	Consists of $744 of matching contributions under the Company's 401(k) Plan and the value of $443 of life insurance premiums paid on his behalf by the Company.

(5)	Consists of $1,275 of matching contributions under the Company's 401(k) Plan and the value of $499 of life insurance premiums paid on his behalf by the Company.

(6)	Mr. Wimer resigned from the Company on November 6, 2001.

(7)

Consists of $892,882 paid to Mr. Wimer in severance payments, $1,000 of matching contributions under the Company's 401(k) Plan and the value $5,125 of life insurance premiums paid on his behalf by the Company.

(8)	Mr. Woltil's services to the Company terminated in July 2001.

(9)

Consists of $454,750 paid to Mr. Woltil in severance payments, $1,275 of matching contributions under the Company's 401(k) Plan and the value $401 of life insurance premiums paid on his behalf by the Company.

(10)	Consists of $1,275 of matching contributions under the Company's 401(k) Plan and the value of $648 of life insurance premiums paid on his behalf by the Company.

Fiscal Year-End Option Values

     Set forth in the table below is information concerning the value of stock options held as of December 31, 2001 by each of the Named Executive Officers. None of the Named Executive Officers exercised any stock options during the year ended December 31, 2001. Sun's outstanding common stock and stock options, including those set forth in the table below, were cancelled upon the Company's emergence from chapter 11 bankruptcy proceedings on February 28, 2002 without any recoveries to the holders of common stock or stock options.

	Number of Securities Underlying Unexercised Options-at-Year-End (#)		Value of Unexercised In-the-Money Options At-Year-End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard K. Matros	-	-	$ -	$ -
Warren C. Schelling	9,067	4,533	-	-
Robert F. Murphy	7,467	3,733	-	-
Chauncey J. Hunker	2,107	1,053	-	-
Mark G. Wimer	-	-	-	-
Robert D. Woltil	-	-	-	-
Jack Tindal	1,974	986	-	-

__________________

(1)  The last reported sales price of the Common Stock, as reported on the Over-The-Counter Bulletin
      Board at December 31, 2001 was less than the exercise price of all stock options.

Compensation of Directors

     Non-employee directors of the Company, other than the Chairman of the Board, are entitled to receive: (i) an annual fee of $24,000, which is payable in four equal quarterly installments, (ii) $1,750 for each Board of Directors meeting attended in person, (iii) an additional $500 for each subsequent meeting attended that same day, and (iv) $500 for any meetings attended by telephone. In addition, each Chairperson of a committee of the Board of Directors is entitled to receive an additional annual fee of $4,000, payable in four equal quarterly installments. Each of the non-employee directors is reimbursed for out-of-pocket expenses for attendance at Board and committee meetings.

Employment Agreements

     The Company entered into an Employment Agreement with Richard K. Matros on February 28, 2002. The agreement terminates on November 6, 2005, although the term is automatically extended for an additional year on November 6, 2004, and on each anniversary thereafter, unless the Company or Mr. Matros provides notice of non-extension. Pursuant to the agreement, Mr. Matros will receive an annual base salary of $650,000 that is subject to annual merit increases as determined by the Board of Directors. In addition to the base salary, Mr. Matros is entitled to an annual bonus for each fiscal year in which the Company achieves or exceeds certain financial performance targets. If the targets are achieved, the bonus could be 50%, 75% or 100% of base salary, depending upon how much the targets are exceeded. Mr. Matros was also awarded 150,000 shares of restricted common stock and an option to purchase 150,000 shares of common stock on February 28, 2002. The restricted stock will vest as to 60,000 shares on February 28, 2003 and 30,000 shares on each of February 28, 2004, 2005 and 2006.

     Mr. Matros' Employment Agreement provides that in the event of his termination of employment by the Company without Good Cause, by Mr. Matros for Good Reason (each as defined in the Employment Agreement), or upon the expiration of the term of the agreement following the Company's notice of non-extension, then Mr. Matros would be entitled to a lump sum severance payment in the amount equal to the greater of: (i) the unpaid and unearned portion of his base salary for the remainder of the term of the agreement, or (ii) two year's base salary or, in the event such termination occurs on or within two years following the date of a change of control (as defined in the Employment Agreement), then three year's base salary.

     During 2002, Sun also entered into employment agreements with the following executive officers: Kevin W. Pendergest, Sun's Executive Vice President and Chief Financial Officer; Steven A. Roseman, Sun's Executive Vice President, General Counsel and Secretary; William A. Mathies, the President of SunBridge Healthcare Corporation; and Heidi J. Fisher, Sun's Senior Vice President of Human Resources. The agreements have various renewal options and expiration terms. In addition to the base salary, the officers are entitled to annual bonuses for each fiscal year in which the Company achieves or exceeds certain financial performance targets. If the targets are achieved, depending upon the individual's agreement and how much the targets are exceeded, the bonuses range from 33% to 100% of base salary. Pursuant to the agreements, these officers received options to purchase an aggregate of 345,000 shares of common stock. The options vest over the four-year period ending 2006.

     Each of the employment agreements provides that in the event of termination of employment without Good Cause (as defined in the employment agreements), then the employee would be entitled to a lump sum severance amount equal to between one to three years of base salary (depending upon the terms of the applicable agreement.) Additionally, each employee would be entitled to any earned but unpaid bonus and certain of the employees would also be entitled to one or two times the amount of the bonus which would have been earned in the year of termination (depending upon the terms of the applicable agreement.)

Severance Agreement

     The Company has entered into a Severance Agreement with Chauncey J. Hunker, Sun's Corporate Compliance Officer, pursuant to which he would receive severance payments in the event of his Involuntary Termination of employment (as defined in the Agreement). The severance payment would be equal to 12 months of his then-current salary, except that if the termination were the result of a Change of Control (as defined in the Agreement), the severance payments would equal 24 months of salary. In addition to the severance payment, he would have the right to participate for a defined period of time in the medical, dental, health, life and other fringe benefit plans and arrangements applicable to him immediately prior to termination. His severance payment would be made in a lump sum.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of Sun's Board of Directors currently consists of Steven Volla, John Nickoll and Charles McQueary. None of these individuals has ever been an officer or employee of Sun. No current executive officer of Sun has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") administers Sun's executive compensation programs. In this regard, the role of the Committee, which is comprised entirely of outside, independent directors, is to review and approve salaries and other compensation of Sun's executive officers and various other compensation policies and matters, and to administer Sun's stock option plans.

     The Committee, which is currently comprised of Steven Volla, John Nickoll and Charles McQueary, was formed on March 26, 2002. The members of the prior Committee, along with the other members of Sun's prior Board of Directors, resigned in November 2001. Although this report will address Sun's compensation policies in general, the current Committee members are unable to report on Sun's compensation policies for 2001.

Compensation Objectives and Programs

     Sun's objectives for its compensation program for executives are to attract and retain the highest quality senior management team possible, to motivate exceptional performance, and to inspire teamwork among the executives and loyalty to Sun. As part of Sun's emergence from its Chapter 11 bankruptcy proceedings on February 28, 2002, Sun restructured its senior management team. This restructuring included hiring several new senior executives.

     The senior executive compensation package consists of four components: (i) base salary; (ii) annual incentive bonus; (iii) long-term incentive compensation; and (iv) benefits, including retirement programs and perquisites. Each of these components is designed to motivate exceptional operational performance in order to attain Sun's annual financial, strategic and quality goals.

Base Salaries

     In March of each year the Committee will review the base salary of each executive officer of Sun to determine whether adjustments are appropriate. With respect to senior executives other than Richard K. Matros, the Chief Executive Officer of Sun, the Committee will consider the recommendations of management in determining salary adjustments. Mr. Matros will receive an annual base salary and any adjustments in accordance with his employment agreement. Sun has also entered into employment agreements with five of its executive officers that represent an annual obligation of approximately $2.0 million in base salaries.

Annual Incentive Bonus

     Pursuant to his employment agreement, Mr. Matros is entitled to an annual bonus for each fiscal year in which Sun achieves or exceeds certain financial performance targets. If the targets are achieved, the bonus could be 50%, 75% or 100% of base salary, depending upon how much the targets are exceeded.

     Pursuant to the employment agreements with Sun's other executive officers, the officers are entitled to annual bonuses for each fiscal year in which the Company achieves or exceeds certain financial performance targets. If the targets are achieved, depending upon the individual's agreement and how much the targets are exceeded, the bonuses range from 33% to 100% of base salary.

Long Term Incentive Compensation

     On February 28, 2002, Sun made a one-time award to Mr. Matros of 150,000 shares of restricted stock. The shares vest 40% on February 28, 2003 and 20% on each of February 28, 2004, 2005 and 2006. On February 28, 2002, Mr. Matros was also granted a non-qualified stock option to purchase 150,000 shares of Sun common stock at a purchase price of $27.00 per share. The stock options vest 20% on each of February 28, 2002, 2003, 2004, and 2005.

     In addition to the awards to Mr. Matros, Sun has granted an aggregate of 550,000 stock options to 18 members of Sun's management team through September 18, 2002. The options generally vest in four equal annual installments beginning on the first anniversary of the date of award.

Benefits

     Sun's executives receive the retirement, health and welfare benefits, which are available to all Sun employees. Executives are eligible for participation in Sun's 401(k) Retirement Savings Plan, consistent with annually determined limits for highly compensated employees and Federal contribution limits. Other benefits or perquisites, such as a company automobile, may be provided at the discretion of the Chief Executive Officer with approval of the Committee.

Policy on Deductibility of Executive Compensation

     Under Section 162(m) of the Code, Sun is generally precluded from deducting compensation in excess of $1 million per year for its Chief Executive Officer and any of its four highest-paid executive officers, unless the payments are made under qualifying performance-based plans. While it is the Committee's intention to maximize the deductibility of compensation paid to executive officers, deductibility will be only one among a number of factors used by the Committee in ascertaining appropriate levels or modes of compensation. The Committee intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of Sun and its stockholders.

Submitted by the Compensation Committee of the Board of Directors
Steven Volla, Chairman
John Nickoll
Charles McQueary

STOCK PRICE PERFORMANCE GRAPH

     In accordance with Sun's Plan of Reorganization, upon Sun's emergence from its bankruptcy proceeding on February 28, 2002, Sun canceled all outstanding shares of its old common stock and issued new common stock. The new common stock began trading on April 2, 2002 under the symbol SUHG.OB. The following graph and chart compare the cumulative total stockholder return for the period from April 2, 2002 through September 3, 2002 on an investment of $100 in (i) Sun's new common stock, (ii) the Standard & Poor's 500 Stock Index ("S&P 500") and (iii) the Media General Long-Term Care Facilities Index ("Long-Term Care Index"). Cumulative total stockholder return assumes the reinvestment of all dividends. Stock price performances shown in the graph are not necessarily indicative of future price performances.

[STOCK PERFORMANCE GRAPH]
COMPANY/INDEX	4/2/02	4/30/02	5/31/02	6/30/02	7/31/02	8/31/02
Sun Healthcare Group, Inc.	$100.00	$117.60	$101.33	$86.00	$62.67	$38.93
S&P 500 Index	$100.00	$93.94	$93.24	$86.60	$79.85	$80.38
Long-Term Care Index	$100.00	$110.89	$111.24	$104.57	$86.72	$88.98

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act and the rules promulgated thereunder require Sun's directors and executive officers and persons who own more than ten percent of Sun's Common Stock to report their ownership and changes in their ownership of Common Stock to the Securities and Exchange Commission (the "Commission"). Copies of the reports must also be furnished to the Company. Specific due dates for the reports have been established by the Commission and Sun is required to report any failure of its directors, executive officers and more than ten percent stockholders to file by these dates.

     Based solely on a review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during 2001 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were met.

ANNUAL REPORT TO STOCKHOLDERS

     A copy of Sun's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission, may be obtained without charge on Sun's website at www.sunh.com or by writing to Investor Relations, Sun Healthcare Group, Inc., 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, or by telephone request to (505) 821-3355.

STOCKHOLDER PROPOSALS

     Sun anticipates holding its 2003 Annual Meeting of Stockholders on or around May 2003. Proposals of stockholders submitted pursuant to Rule 14a-8 of the Commission for inclusion in the proxy statement for the 2003 Annual Meeting of Stockholders must be received by Sun at its principal executive offices at 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109 on or before January 15, 2003.

     Under Sun's Bylaws, stockholders desiring to nominate persons for election as directors or bring other business before the stockholders at Sun's 2003 Annual Meeting must notify the Secretary of Sun in writing not less than 90 days prior to meeting or the tenth day following the day on which public announcement of the date of the meeting is first made by Sun, but in no event shall such notice be delivered more than 120 days prior to the date of the meeting. Stockholders' notices must contain the specific information set forth in the bylaws. Stockholders will be furnished a copy of Sun's Bylaws without charge upon written request to the Secretary of Sun.

By Order of the Board of Directors /s/ Steven A. Roseman
Steven A. Roseman
Executive Vice President, General
Counsel and Secretary Charles McQueary

October 4, 2002

SUN HEALTHCARE GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 29, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD K. MATROS, Chairman of the Board and Chief Executive Officer, AND STEVEN A. ROSEMAN, Executive Vice President, General Counsel and Secretary, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of Common Stock of Sun Healthcare Group Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Irvine Marriott, 18000 Von Karman, Irvine, California 92612 at 8:00 a.m., local time, on October 29, 2002, and at any adjournments or postponements thereof, and authorizes and instructs the proxies to vote in the manner directed on the reverse side.

A copy of the Notice of Annual Meetings of Stockholders dated October 4, 2002 and the Proxy Statement dated October 4, 2002 has been received by the undersigned.

	For	Against	Abstain
1. On the proposal to adopt the Sun Healthcare Group, Inc. Amended and Restated 2002 Non-Employee Director Equity Incentive Plan.

2. On the proposal to ratify the appointment of Ernst & Young LLP as independent public accountants of the Company for the fiscal year ending December 31, 2002.

3. In their discretion, proxies are authorized to transact and vote upon such other business as may properly come before the meeting of any adjournments or postponements thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE TODAY

Signature:______________________

Signature if jointly held (a joint common ownership)_______________________________

Dated___________, 2002

NOTE: Please sign exactly as name or names appear above, including the title "Executor," "Guardian," etc., if the same is indicated. When joint names appear both should sign. If stock is held by a corporation this proxy should be executed by a proper officer thereof whose title should be given.